EXHIBIT 5.1

Law Offices of Craig V. Butler

300 Spectrum Center Drive, Suite 300
Irvine, California 92618
Telephone No. (949) 484-5667 • Facsimile No. (949) 209-2545
www.craigbutlerlaw.com
cbutler@craigbutlerlaw.com

January 19, 2022

SOBR Safe, Inc.

885 Arapahoe Avenue

Boulder, CO 80302

Re:	SOBR Safe, Inc. Registration Statement on Form S-1 for an offering by certain of the Company’s shareholders of 2,574,526 shares of common stock underlying convertible instruments

Dear Ladies and Gentlemen:

I have acted as counsel to SOBR Safe, Inc., a Delaware corporation (the “Company”), in connection the Company's Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the resale of 2,574,526 shares of Company’s common stock, par value $0.00001 (the “Shares”) issuable to Armistice Capital Master Fund Ltd. (“Armistice”) as follows (i) 1,355,014 shares upon the conversion of an 18% Original Issue Discount Convertible Debenture dated September 27, 2021 issued to Armistice, and (ii) 1,219,512 shares upon the exercise of a Warrant to Purchase Common Stock dated September 27, 2021 issued to Armistice.

I have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement. The Registration Statement registers the resales of the Shares by a certain selling stockholder of the Company.

In connection with this opinion, I have also reviewed originals or copies (certified or otherwise identified to my satisfaction) of the Company’s Certificate of Incorporation, the Company’s Bylaws, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant in rendering this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

I am counsel admitted to practice in the in the State of California.

The opinions expressed below are limited to the laws of the State of Delaware (including the applicable provisions of the Delaware Constitution applicable judicial and regulatory decisions interpreting these laws and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that the Shares have been duly authorized, and when sold pursuant to the terms of the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.  I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Interest of Named Experts and Counsel” in the prospectus which is part of the Registration Statement. In giving this consent, I do not thereby admit that this firm within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Sincerely,

Law Offices of Craig V. Butler

/s/ Craig V. Butler, Esq.

Craig V. Butler, Esq.